EXHIBIT 99.1

JOINT FILER AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that a single Schedule 13D, or any amendment thereto, relating to the equity securities of CASI Pharmaceuticals, Inc., a Delaware corporation, shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as Exhibit 99.1 to such Schedule 13D.

Dated: May 14, 2018	SPECTRUM PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Kurt A. Gustafson
	Name:	Kurt A. Gustafson
	Title:	Executive Vice President and Chief Financial Officer

Dated: May 14, 2018	SPECTRUM PHARMACEUTICALS CAYMAN, L.P.,
an Exempted Limited Partnership organized under the laws of the Cayman Islands

	By:	Spectrum Pharmaceuticals International Holdings, LLC
	Its:	General Partner

		By:	Spectrum Pharmaceuticals, Inc.
		Its:	Managing Member

			By:	/s/ Kurt A. Gustafson
			Name:	Kurt A. Gustafson
			Title:	Executive Vice President and Chief Financial Officer